Exhibit (a)(3)(a)

SCHEDULE A

Series of the Trust

Janus Henderson AA-A CLO ETF

Janus Henderson AAA CLO ETF

Janus Henderson Aggressive Equity Linked Income ETF

Janus Henderson Asset-Backed Securities ETF

Janus Henderson B-BBB CLO ETF

Janus Henderson Corporate Bond ETF

Janus Henderson Emerging Markets Debt Hard Currency ETF

Janus Henderson Global Artificial Intelligence ETF

Janus Henderson Income ETF

Janus Henderson International Equity Enhanced Income ETF

Janus Henderson Mid Cap Growth Alpha ETF

Janus Henderson Moderate Equity Linked Income ETF

Janus Henderson Mortgage-Backed Securities ETF

Janus Henderson Residential Mortgage Credit ETF

Janus Henderson Securitized Income ETF

Janus Henderson Short Duration Income ETF

Janus Henderson Small Cap Growth Alpha ETF

Janus Henderson Small/Mid Cap Growth Alpha ETF

Janus Henderson Transformational Growth ETF

Janus Henderson U.S. Equity Enhanced Income ETF

Janus Henderson U.S. Real Estate ETF

October 16, 2025